                                                                    Exhibit 4.10

                         FORM OF CONTRIBUTION AGREEMENT
                                     BETWEEN
                           VERIZON COMMUNICATIONS INC.
                                       AND
                          VERIZON GLOBAL FUNDING CORP.

          This Agreement, made and entered into as of ______, by and between Verizon Communications Inc., a Delaware corporation ("Parent"), and Verizon Global Funding Corp., a Delaware corporation ("Subsidiary").

                              W I T N E S S E T H :
                              ---------------------

          WHEREAS, Parent is directly or indirectly the owner of 100% of the outstanding common stock of Subsidiary; and

          WHEREAS, Subsidiary intends to issue U.S. $__________ aggregate principal amount of its _____________ [together with up to an additional U.S. $________ aggregate principal amount of its ___________ issuable upon the exercise of an option granted the Purchasers] named in the Purchase Agreement among Parent, Subsidiary and the Purchasers named therein dated ________ (collectively, the "Notes") [convertible/exchangeable] into [insert description]; and

          WHEREAS, Parent desires to facilitate the issuance of the Notes and enable Subsidiary to deliver the [insert description] upon [conversion/exchange] of the Notes;

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

          1. Stock Ownership. During the term of this Agreement, Parent will own directly or indirectly all of the voting capital stock of Subsidiary now or hereafter issued and outstanding.

          2. Contribution. If, during the term of this Agreement, Subsidiary is required to deliver the [insert description] to Holders (as defined below) of the Notes upon [conversion/exchange] of the Notes pursuant to the indenture under which the Notes are issued (the "Indenture"), Parent shall provide to Subsidiary, at its request, [insert description] to satisfy the [conversion/exchange] requirements under the Notes.

          3. Waivers. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its right or in making any claims or demands hereunder.

          4. Rights of Holders. Except as may be provided in the Indenture, any Holder shall have the right to proceed directly against Parent without first proceeding against Subsidiary to enforce Subsidiary's rights under paragraphs 1 and 2 of this Agreement or to obtain delivery of [insert description] owed to such Holder upon [conversion/exchange] of the Notes, in each case to the extent

Subsidiary has failed to timely deliver to any Holder [insert description] required to be delivered to such Holder pursuant to the terms of the Indenture. The term "Holder", as used in this Agreement, shall mean any person, firm or corporation to which Subsidiary is indebted for the Notes or which is acting as trustee or authorized representative with respect to the Notes on behalf of such person, firm or corporation.

          5. Termination; Amendment. This Agreement may be modified or amended in a manner that adversely affects the rights of the Holders of Debt only if all Holders consent in advance and in writing to such modification or amendment. This Agreement may be terminated by either Parent or Subsidiary by notice to the other party, provided that such termination shall be effective only after all outstanding Notes issued by Subsidiary are paid in full.

          6. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement to be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to Parent:                     Verizon Communications Inc.
                                  1095 Avenue of the Americas
                                  New York, New York 10036
                                  Attention: Senior Vice President and Treasurer

If to Subsidiary:                 Verizon Global Funding Corp.
                                  3900 Washington Street, 2nd Floor
                                  Wilmington, Delaware 19802
                                  Attention: President and Treasurer

          7. Successors. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Parent and its successors, Subsidiary and its successors and Holders from time to time.

          8. Governing Law; Counterparts. This Agreement shall be governed by the laws of the State of New York. This instrument may be executed in counterparts and the executed counterparts shall together constitute one instrument.

          IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

VERIZON COMMUNICATIONS INC.


By:____________________________________


VERIZON GLOBAL FUNDING CORP.


By:____________________________________

                                       -3-